UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SEAWORLD ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

April 17, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 11, 2014 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/SEAS.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent to stockholders of record at the close of business on April 15, 2014 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and 2013 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

David F. D’Alessandro

Chairman of the Board of Directors

Jim Atchison

Chief Executive Officer and President, Director

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 11, 2014 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SEAS. You will need to have your 12-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1) To elect the two Class I director nominees listed herein.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

(3) To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

(4) To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

(5) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 15, 2014, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at

9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SEAS when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 11, 2014: The Proxy Statement and 2013 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2013, are available at www.proxyvote.com.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 17, 2014

i

SEAWORLD ENTERTAINMENT, INC.

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2014

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 11, 2014 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/SEAS.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the two Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

•	Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders as of the close of business on April 15, 2014 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 90,013,433 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the two Class I director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal. While the vote on executive compensation (Proposal 3) and vote on the frequency of stockholder votes on executive compensation (Proposal 4) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). With respect to the advisory vote on the frequency of stockholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN.” For each of proposals Nos. 2, 3 and 4, abstentions will have the effect of a vote “against” such proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “one year” with respect to Proposal No. 4 and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	For every “ONE YEAR”, on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SEAS. If you were a stockholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SEAS

•	Assistance with questions regarding how to attend and participate via the Internet will be provided www.virtualshareholdermeeting.com/SEAS on the day of the Annual Meeting

•	Webcast starts at 11:00 a.m. Eastern Daylight Time

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet

•	You will need your 12-Digit Control Number to enter the Annual Meeting

•	Webcast replay of the Annual Meeting will be available until June 11, 2015

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 10, 2014 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 10, 2014.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. David F. D’Alessandro and Judith A. McHale constitute a class with a term that expires at the Annual Meeting of Stockholders in 2014 (the “Class I Directors”); Jim Atchison and Bruce McEvoy constitute a class with a term that expires at the Annual Meeting of Stockholders in 2015 (the “Class II Directors”); and Joseph P. Baratta, Deborah M. Thomas and Peter F. Wallace constitute a class with a term that expires at the Annual Meeting of Stockholders in 2016 (the “Class III Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2017: David F. D’Alessandro and Judith A. McHale. Action will be taken at the Annual Meeting for the election of these two Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of David F. D’Alessandro and Judith A. McHale. If any of these two nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2014

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class I—Nominees for Term Expiring in 2017

Name	Age	Principal Occupation and Other Information
David F. D’Alessandro	62	The chairman of the Board of Directors of the Company since 2010. He served as Chairman, President and Chief Executive Officer of John Hancock Financial Services from 2000 to 2004, having served as President and Chief Operating Officer of the same entity from 1996 to 2000, and guided the company through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as President and Chief Operating Officer of ManuLife in 2004. He is a former Partner of the Boston Red Sox. Mr. D’Alessandro currently serves on the board of directors of APX Group Holdings, Inc. (“Vivint”) A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University.

Judith A. McHale	67	A director of the Company since March 2013. Ms. McHale currently serves as the President and Chief Executive Officer of Cane Investments, LLC. From 2009 to 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to 2009, Ms. McHale served as a Managing Partner in the formation of GEF/Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation, Yellow Media Limited and Hilton Worldwide Holdings Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class II—Directors Whose Term Expires in 2015

Name	Age	Principal Occupation and Other Information
Jim Atchison	48	A director, Chief Executive Officer and President of the Company since 2009. He served as President and Chief Operating Officer of Busch Entertainment Corporation from 2007 to 2009, as Executive Vice President and General Manager of SeaWorld Orlando from 2003 to 2007 and as Vice President of Marketing of the same entity from 2002 to 2003. Prior to that, Mr. Atchison was the Vice President of Finance of Busch Gardens Tampa from 1998 to 2002. Mr. Atchison is also a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and Hubbs-SeaWorld Research Institute, and he is also a member of the University of Central Florida Board of Trustees. Mr. Atchison holds a bachelor’s degree in marketing from the University of South Florida and a master’s degree in business administration from the University of Central Florida (“UCF”).

Bruce McEvoy	36	A director of the Company since 2009. Mr. McEvoy is a Managing Director in the Private Equity Group at Blackstone, which he joined in 2006. Before joining Blackstone, Mr. McEvoy worked at General Atlantic and McKinsey & Company. Mr. McEvoy also currently serves on the board of directors of Catalent, GCA Services, Performance Food Group, RGIS Inventory Specialists and Vivint, and he was formerly a director of DJO Orthopedics. Mr. McEvoy graduated from Princeton University and Harvard Business School.

		Class III—Directors Whose Term Expires in 2016

Name	Age	Principal Occupation and Other Information

Joseph P. Baratta	42	A director of the Company since 2009. Mr. Baratta is the Global Head of the Private Equity Group at Blackstone, which he joined in 1998. Before joining Blackstone, Mr. Baratta worked at Tinicum Incorporated, McCown De Leeuw & Company and Morgan Stanley. Mr. Baratta is also a trustee of the Private Equity Foundation. Mr. Baratta holds a bachelor’s degree from Georgetown University, where he currently serves on the University’s Board of Regents and the Advisory Board of the McDonough School of Business.

Deborah M. Thomas	50	A director of the Company since November 11, 2013. Ms. Thomas currently serves as the Chief Financial Officer of Hasbro, Inc. Prior to her appointment in 2009 as Hasbro’s Chief Financial Officer, Ms. Thomas served as Senior Vice President and Head of Corporate Finance for Hasbro from 2007 to 2009. Ms. Thomas also served as Hasbro’s Corporate Controller and has held positions of increasing responsibility since joining Hasbro’s Finance Department in 1998. Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP from 1986 through 1998, in the United States and in the United Kingdom. Ms. Thomas holds a bachelor’s degree from Providence College, where she currently serves on the President’s Advisory Council, and is a CPA.

Peter F. Wallace	38	A director of the Company since 2009. Mr. Wallace is a Senior Managing Director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace also currently serves on the board of directors of AlliedBarton Security Services, GCA Services, Michaels Stores, Inc., Vivint and the Weather Channel Companies. Mr. Wallace was formerly a director of Crestwood Midstream Partners, New Skies Satellites and Pelmorex Media. Mr. Wallace graduated from Harvard College.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering that was completed on April 24, 2013, affiliates of The Blackstone Group L.P. (“Blackstone”) owned approximately 100% of our Company. Because Blackstone owned more than 50% of our Company, we were a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) corporate governance standards, and therefore we chose not to comply with certain corporate governance standards, including the requirement that a majority of the board of directors consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

As a result of a secondary offering of our common stock that was completed on December 17, 2013, Blackstone no longer holds more than 50% of our common stock and we may no longer rely upon the exemption for controlled companies. Accordingly, applicable NYSE listing rules provide that we must achieve (i) majority independence of the membership of our Nominating and Corporate Governance Committee and Compensation Committee by March 17, 2014, (ii) full independence of the membership of our Audit Committee by April 18, 2014, and (iii) majority independence of the membership of our Board and full independence of the membership of our Nominating and Corporate Governance Committee and Compensation Committee by December 17, 2014. Accordingly, our Nominating and Corporate Governance Committee and the Board (a) appointed Ms. McHale to our Nominating and Corporate Governance Committee in place of Mr. McEvoy; (b) appointed Ms. McHale to our Compensation Committee in place of Mr. McEvoy; and (c) appointed Mr. D’Alessandro to our Audit Committee in place of Mr. McEvoy, each in advance of the transition periods described above in items (i) and (ii). Therefore, a majority of the members of our Nominating and Corporate Governance Committee and Compensation Committee have been determined by our Board to be independent as of March 17, 2014 and all members of our Audit Committee have been determined by our Board to be independent as of April 18, 2014, and we satisfy the applicable NYSE listing rules subject to the transition period described above in item (iii). Our Board intends to take all action necessary to comply with the applicable NYSE listing rules within the specified transition period.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone will have the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed three directors (Messrs. Barratta, McEvoy, and Wallace) to our Board of Directors. The agreement among the stockholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any NYSE requirements. See “Transactions with Related Persons—Stockholders’ Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Mr. D’Alessandro, Ms. McHale and Ms. Thomas is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable New York Stock Exchange standards, including with respect to committee service. Our Board has also determined that each of Mr. D’Alessandro, Ms. McHale and Ms. Thomas is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Our Board of Directors is led by the Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. D’Alessandro serves as Chairman, while Mr. Atchison serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. D’Alessandro’s attention to Board and committee matters allows Mr. Atchison to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jim Atchison
David F. D’Alessandro	X	X, Chair	X
Joseph P. Baratta
Bruce McEvoy
Judith A. McHale	X	X	X, Chair
Deborah M. Thomas	X, Chair
Peter F. Wallace		X	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2013, the Board met in person or by telephone, or acted by unanimous written consent, twelve times. During 2013, (i) the Audit Committee met in person or by telephone, or acted by unanimous written consent, ten times, (ii) the Nominating and Corporate Governance Committee met in person or by telephone, or acted by unanimous written consent, one time, and (iii) the Compensation Committee met in person or by telephone, or acted by unanimous written consent, one time. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange. In addition, our Board has determined that Ms. Thomas qualifies as an audit committee financial expert as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Ms. Thomas’ qualification based on, among other things, Ms. Thomas’ experience as the Chief Financial Officer of Hasbro, Inc.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

David F. D’Alessandro and Judith McHale are the only members of the Compensation Committee who have been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. We are parties to certain transactions with Blackstone. See “Transactions with Related Persons.”

Nominating and Corporate Governance Committee

David F. D’Alessandro and Judith McHale are the only members of the Nominating and Corporate Governance Committee who have been affirmatively determined by our Board to be “independent” as defined by our Corporate Governance Guidelines and the applicable NYSE listing standards. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. In connection with the Company’s repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on December 17, 2013, the Board formed a Special Committee (the “Repurchase Committee”) to negotiate the repurchase of shares of our common stock from Blackstone, and appointed Mr. D’Alessandro and Ms. McHale to serve as members of the Repurchase Committee. During 2013, the Repurchase Committee met in person or by telephone, or acted by unanimous written consent, eight times.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation and Nominating and Corporate Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees may also report integrity concerns via the Web. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•	Mr. Atchison has extensive familiarity with our business and thorough knowledge of our industry owing to his 26-year history with the Company.

•	Mr. D’Alessandro has financial and management expertise and valuable experience gained from his positions as Chairman, President and Chief Executive Officer of John Hancock Financial Services.

•	Mr. Baratta has served on the boards of a diverse group of companies, has significant financial, investment and operational experience as the Global Head of Private Equity at Blackstone and experience with investments in and advising several companies, including companies in the entertainment industry.

•	Mr. McEvoy has knowledge and expertise based on his experiences at Blackstone coupled with his experience as a director of several companies, as well as management consulting experience.

•	Ms. McHale has extensive business and management expertise, including experience as an executive officer and director of several public companies, as well as her prior service as a high-ranking official in the U.S. Department of State.

•	Ms. Thomas has significant financial and management expertise based on her extensive experience in leading global financial operations as the Chief Financial Officer of Hasbro, Inc.

•	Mr. Wallace has served on the boards of a diverse group of companies and has significant financial and investment experience relating to his position as a Senior Managing Director at Blackstone.

This annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2015 Annual Meeting”.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the General Counsel of the Company, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Mr. Jim Atchison, whose biographical information is presented under “Class II—Directors Whose Term Expires in 2015.”

Name	Age	Principal Occupation and Other Information
James M. Heaney	50	Our Chief Financial Officer since January 2012. From 2007 to 2011, he served as Chief Financial Officer and Senior Vice President of Finance and Travel Operations for Disney Cruise Line. Mr. Heaney began his career at Disney as Finance Manager in 1994 and was promoted to Director and Vice President of Finance in 1997 and 2002, respectively. From 1990 to 1994, Mr. Heaney served as Finance Manager and Financial Analyst at Royal Caribbean Cruises Ltd. From 1989 to 1990, he worked as a Financial Analyst of Pueblo Xtra International and from 1988 to 1989, as Financial Systems Analyst of Gould, Inc CSD. Mr. Heaney holds a bachelor’s degree in operations management from Texas Tech University and a master’s degree in business administration with an academic emphasis in finance from the University of Florida.

Daniel B. Brown	59	Our Chief Operating Officer—SeaWorld & Discovery Cove since 2010. Prior to that, Mr. Brown served as Park President of SeaWorld Orlando, Discovery Cove and Aquatica from 2007 to 2010, Park President of Busch Gardens Tampa and Adventure Island from 2003 to 2007, Park President of Busch Gardens Williamsburg from 1999 to 2003, and Vice President of Operations of Busch Entertainment Corporation from 1997 to 1999. Mr. Brown serves on the Dean’s Advisory Board of UCF’s Rosen College of Hospitality Management, the executive board of Visit Orlando and the board of the Hubbs-SeaWorld Research Institute. He holds a bachelor’s degree of Arts from Webster University.

Donald W. Mills Jr.	55	Our Chief Operating Officer—Busch Gardens & Sesame Place theme parks since 2010. Prior to that, Mr. Mills served as Executive Vice President and General Manager of Busch Gardens Tampa from 2007 to 2010, Executive Vice President and General Manager of Busch Gardens Williamsburg from 2003 to 2007, Vice President of Park Operations of Busch Gardens Williamsburg from 2002 to 2003, Vice President of Park Operations of SeaWorld San Diego from 1999 to 2002, Vice President of Park Operations of Busch Gardens Tampa and Vice President of Adventure Island from 1992 to 1994. Mr. Mills is a member of the advisory board of the University of South Florida College of Business and a member of the board of directors of the IAAPA Foundation. He holds a bachelor’s degree of Science and Marketing from the University of South Florida.

Scott D. Helmstedter	50	Our Chief Creative Officer since 2011. He served as Principal and Executive Producer of In Motion Entertainment from 2000 to 2011, and from 1997 to 1999 as a Producer at Universal Studios. Prior to that, from 1995 to 1997, Mr. Helmstedter was the Line Producer of Buena Vista Pictures of The Walt Disney Company, and from 1986 until 1995 he served as Production Manager of The Walt Disney Company. Mr. Helmstedter holds a bachelor’s degree of Arts from Azusa Pacific University and a master’s degree in business administration from Claremont Graduate University.

G. Anthony (Tony) Taylor	48	Our Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary since 2010. In March 2013, he was appointed to lead the newly established Corporate Affairs group, which includes Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and a Principal in Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Dave Hammer	53	Our Chief Human Resources Officer since 2009. Prior to that, Mr. Hammer served as Corporate Vice President of Human Resources of Busch Entertainment Corporation from 2004 until 2009, Vice President of Human Resources of Sea World Florida and Corporate Manager of Human Resources for Busch Entertainment Corporation from 1999 to 2001, Director of Human Resources of Busch Properties, Inc. from 1995 to 1999 and as Vice President of Human Resources for Sesame Place from 1991 to 1995. Mr. Hammer is a member of the board of directors of the Florida Chamber of Commerce. He holds a bachelor’s degree in human resources from St. Leo College in Tampa, Florida.

Marc G. Swanson	42	Our Chief Accounting Officer since 2012. Prior to that, he has been Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment, Inc. from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. He is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

Brad Andrews	64	Our Chief Zoological Officer since 2010. He served as Corporate Vice President of Zoological Operations of Busch Entertainment Corporation from 1991 to 2010, Vice President and Assistant Zoological Director of the same entity from 1990 to 1991. Prior to that, he served as Curator and Vice President Mammals of SeaWorld Orlando from 1988 until 1990. Mr. Andrews is also a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund, Hubbs-SeaWorld Research Institute, Wildlife Alliance, International Elephant Foundation, International Rhino Foundation, Cheetah Conservation Fund, African Carnivore Research Association, Global Conservation Network and United States Rugby Foundation. Mr. Andrews holds a bachelor’s degree of science from St. Mary’s College.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2014.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2013 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2013 and 2012 and fees billed for other services rendered by Deloitte & Touche LLP for those periods:

	2013	2012
Audit Fees(1)	$1,782,363	$2,917,500
Audit-related fees(2)	26,000	86,000
Tax fees(3)	320,097	240,136
All other fees(4)	—	—

Total:	$2,128,460	$3,243,636

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and the review of financial statements included in SEC filings. The fees are for services that are normally provided by Deloitte & Touche LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees”.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for products and services provided by Deloitte & Touche LLP, other than those services described above.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 24 to 39. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of proposal no. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 24 to 39, as well as the discussion regarding the Compensation Committee on pages 10 to 11.

In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in proposal no. 3 on page 19) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with proposal no. 3 on page 19, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 24 to 39, as well as the discussion regarding the Compensation Committee on pages 10 to 11.

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•	We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A SHAREHOLDER VOTE TO APPROVE,

IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS SHOULD OCCUR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Judith A. McHale, Chair

Deborah M. Thomas

Bruce McEvoy

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Equity Compensation Plans as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted—average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	—	$—	14,530,327
Equity compensation plan not approved by security holders	—	—	—

Total	—	—	14,530,327

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and in this Proxy Statement relating to our 2014 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

David F. D’Alessandro, Chair

Peter F. Wallace

Judith A. McHale

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation plan is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value.

Our named executive officers for 2013 were:

•	Jim Atchison, our President and Chief Executive Officer;

•	James M. Heaney, our Chief Financial Officer; and

•	our three other most highly compensated executive officers who served in such capacities at December 31, 2013, namely,

•	Daniel B. Brown, our Chief Operating Officer—SeaWorld & Discovery Cove;

•	Donald W. Mills, Jr., our Chief Operating Officer—Busch Gardens & Sesame Place; and

•	G. Anthony (Tony) Taylor, our Chief Legal Officer, General Counsel and Corporate Secretary.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, create and maintain our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness, growth and a challenging business environment;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Bonuses which are tied to company financial performance;

•	Long-term incentive compensation;

•	Broad-based employee benefits;

•	Supplemental executive perquisites; and

•	Severance benefits.

Our total executive compensation plan is inclusive of base salaries and other benefits and perquisites, including severance benefits, which are designed to attract and retain senior management talent. We also use annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards of our named executive officers with the long-term interests of our equity-owners while enhancing executive retention.

Compensation Determination Process

Role of the Compensation Committee and Management

Prior to our initial public offering that was completed on April 24, 2013 (the “IPO”), our Board of Directors made all decisions about our executive compensation. In making compensation determinations with respect to our named executive officers, our Board of Directors considered a number of variables, consistent with our executive compensation objectives, including individual circumstances related to each executive’s recruitment or retention and the position for which they were hired.

Prior to our IPO, our Chief Executive Officer generally participated in discussions and deliberations with our Board of Directors regarding the determinations of annual cash incentive awards for our executive officers. Specifically, our Chief Executive Officer made recommendations to our Board of Directors regarding the performance targets to be used under our annual bonus plan and the amounts of annual cash incentive awards. Our Chief Executive Officer did not participate in discussions regarding his own compensation.

In connection with our IPO, our Board of Directors established a Compensation Committee that is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and reviews and recommends compensation of other executive officers for our Board of Directors to approve. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities.

Our Chief Executive Officer and our Chief Human Resources Officer work closely with the Compensation Committee in managing our executive compensation program and they attend meetings of the Compensation Committee. Because of his daily involvement with the executive team, our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our Chief Executive Officer does not participate in discussions with the Compensation Committee regarding his own compensation.

Role of the Compensation Consultant

In 2013, our Board of Directors retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise on executive compensation in connection with our IPO. Our Board of Directors reviewed the cash compensation arrangements of our executive officers with FW Cook and determined to increase the base salary and/or target annual bonus opportunities for certain such individuals, including for our named executive officers for fiscal 2013. In determining the increases in base salary and target annual bonus opportunities for each of the named executive officers, our Board of Directors reviewed, among other things, each named executive officer’s past performance of his job responsibilities and his contributions to our financial and business performance as well as competitive conditions. In addition, our Board of Directors reviewed compensation peer group data provided by FW Cook for companies engaged in the same or similar industries as the Company. Due to the limited number of “pure leisure facilities” public companies, our Board of Directors determined that it was appropriate to include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

The compensation peer group that the Board of Directors used to benchmark named executive officer base salaries and target annual bonus opportunities was composed of the following 14 companies: Ameristar Casinos, Inc.; Boyd Gaming Corporation; Cedar Fair, L.P.; The Cheesecake Factory Incorporated; Chipotle Mexican Grill, Inc.; Cinemark Holdings, Inc.; Hyatt Hotels Corporation; The Madison Square Garden Company; Panera Bread Company; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Regal Entertainment Group; Six Flags Entertainment Corporation; and Vail Resorts, Inc.

While the compensation peer group included companies of smaller, comparable and larger size, our expected market capitalization placed us at the 47th percentile of the peer group companies. Based on the review, our Board of Directors determined to set total annual cash compensation for our named executive officers, i.e., base salaries and target annual bonus opportunities, at a level that is generally between the 25th percentile and the median of the compensation peer group, but to place a greater portion of the total cash compensation at-risk under our variable performance-based cash bonus opportunity as compared to the compensation peer group. Our Board of Directors determined that setting base salary and target annual bonus opportunities at these levels was appropriate to reward performance and ensure retention as we transitioned from a private to a publicly traded company. The following table sets forth the former base salaries and target bonus opportunities and the new base salaries and target annual bonus opportunities for our named executive officers, effective as of April 1, 2013:

Name	Former Base Salary	Former Bonus Potential Percentage(1)	Former Bonus Potential Target(1)	New 2013 Base Salary	New 2013 Bonus Potential Percentage(1)	New 2013 Bonus Potential Target(1)
Jim Atchison	$395,000	100%	$395,000	$698,000	150%	$1,047,000
James M. Heaney	$300,000	75%	$225,000	$356,000	100%	$356,000
Daniel B. Brown	$297,000	75%	$222,750	$346,000	100%	$346,000
Donald W. Mills, Jr.	$280,000	75%	$210,000	$346,000	100%	$346,000
G. Anthony (Tony) Taylor	$264,000	75%	$198,000	$362,000	100%	$362,000

(1)	The actual annual cash incentive awards earned for fiscal 2013 will be pro-rated for the period from January 1, 2013 through March 31, 2013 at the named executive officer’s former base salary and bonus potential percentage set forth above and for the period April 1, 2013 through the end of the 2013 fiscal year, based on the named executive officer’s new base salary and bonus potential percentage set forth above.

After the IPO, our Compensation Committee did not make any additional changes to the compensation for our named executive officers.

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect such executive’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry and any other factors relevant to that particular job.

As described above, in connection with our IPO, our Board of Directors consulted with FW Cook and determined to increase the annual base salaries for our named executive officers, see “—Compensation Determination Process—Role of the Compensation Consultant.”

Bonuses

Annual Cash Incentive Compensation. Annual cash incentive awards are available to all salaried exempt employees, including our named executive officers, under our annual bonus plan. The objectives of the bonus plan are to motivate these employees to achieve short-term performance goals and tie a portion of their cash compensation to our performance by rewarding them based on our overall performance.

Under our SeaWorld Parks & Entertainment Bonus Plan (the “2013 Bonus Plan”), each employee eligible to participate in the 2013 Bonus Plan was eligible to earn an annual cash incentive award based on our achievement of an Adjusted EBITDA target for 2013. The Adjusted EBITDA target was determined by our Board of Directors early in the year, after taking into consideration management’s recommendations and our budget for the year.

Under our 2013 Bonus Plan, Adjusted EBITDA is defined in the same way as the definition of Adjusted EBITDA that is used for covenant calculations under the indenture governing our senior notes entered into on December 1, 2009 and the credit agreement entered into on December 1, 2009 governing our senior secured credit facilities, which define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted under such covenants.

Each participant in the 2013 Bonus Plan had a bonus potential target, computed as a percentage of salary, based on job level. In connection with the IPO, our Board of Directors determined to increase the target annual bonus opportunities for our named executive officers, see “—Compensation Determination Process—Role of the Compensation Consultant.”

As detailed in the following table, actual amounts paid under the 2013 Bonus Plan are calculated by multiplying each named executive officer’s base salary by his bonus potential percentage to obtain his bonus potential target, which was then adjusted by an achievement factor based on our actual achievement against the Adjusted EBITDA target.

Salary	X	Bonus Potential Percentage	=	Bonus Potential Target
Bonus Potential Target	X	Achievement Factor	=	Actual Bonus Paid

For 2013, the achievement factor was determined by calculating our achievement against the Adjusted EBITDA target based on the pre-established scale set forth in the following table:

	Adjusted EBITDA Target
	Threshold	Target	Maximum
Performance Percentage of Target	95%	100%	105%
Achievement Factor	33%	100%	130%

Based on the pre-established scale set forth above, no cash incentive award would have been paid unless our Adjusted EBITDA for 2013 was at or above 95% of the Adjusted EBITDA target; provided, however, that if Adjusted EBITDA performance was below 95% of target, then the Board of Directors had the ability to award a special discretionary payment up to 25% of a named executive officer’s bonus potential target. If our actual performance was 100% of target, then the named executive officers would have been paid their respective bonus potential target amounts. If performance was 105% of target, then our named executive officers would have been eligible for a maximum cash incentive award equal to 130% of their respective bonus potential target amounts. For performance percentages between the specified threshold, target and maximum levels, the resulting achievement factor would have been adjusted on a linear basis. For performance above 105% of target, additional payments could have been awarded by our Compensation Committee with respect to our Chief Executive Officer and/or our Board of Directors with respect to our other named executive officers upon a determination that an additional discretionary payment was warranted.

Notwithstanding the establishment of the performance target and the formula for determining the cash incentive award payment amounts as illustrated in the tables above, we had the ability to exercise positive or negative discretion and award a higher or lesser amount, as applicable, to our Chief Executive Officer and other named executive officers under our annual 2013 Bonus Plan, than the amount determined by the bonus plan formula if, in the exercise of its business judgment, our Compensation Committee with respect to our Chief Executive Officer and/or our Board of Directors with respect to our other named executive officers determined that a higher or lesser amount, as applicable, was warranted under the circumstances. In addition, with respect to Messrs. Heaney, Brown, Mills and Taylor, if Adjusted EBITDA performance exceeded target, then a cash incentive award above target could only be paid upon an initial recommendation from Mr. Atchison to the Compensation Committee and a final determination by our Board of Directors that an award above target was warranted.

For fiscal 2013, our Board of Directors set an Adjusted EBITDA target of $445.0 million and based on our actual Adjusted EBITDA we had an achievement factor of 85.5% based on the pre-established scale. Based upon a recommendation from Mr. Atchison, our Board of Directors elected to exercise its positive discretion and award a higher amount by increasing the achievement factor by 6.5% to 92% as a result of our extraordinary performance in fiscal 2013, including the completion of our IPO. The following table illustrates the calculation of the annual cash incentive awards payable to each of our named executive officers under our 2013 Bonus Plan in light of these performance results, including the exercise by our Board of Directors of its positive discretion. The actual annual cash incentive awards earned for fiscal 2013 are pro-rated for the period from January 1, 2013 through March 31, 2013 at the named executive officer’s former base salary and bonus potential percentage set forth above and for the period from April 1, 2013 through the end of the 2013 fiscal year, based on the named executive officer’s new base salary and bonus potential percentage set forth above. The portion of the actual amount paid to our named executive officers due to the Board of Director’s exercise of its positive negative discretion is disclosed in the “Bonus” column of the Summary Compensation Table under the “2013” designation, while the remaining amounts paid to our named executive officers under our 2013 Bonus Plan are disclosed in the “Non-Equity Incentive Plan Compensation” column.

Name	2013 Salary(1)	Bonus Potential Percentage(1)	Pro-rated Bonus Potential Target(1)	Achievement Factor(1)	Pro-rated Actual Bonus Paid(1)
Jim Atchison	$698,000	150%	$785,250	92.00%	$722,430
	$395,000	100%	$98,750	92.00%	$90,850

Total					$813,280

James M. Heaney	$356,000	100%	$267,000	92.00%	$245,640
	$300,000	75%	$56,250	92.00%	$51,750

Total					$297,390

Daniel B. Brown	$346,000	100%	$259,500	92.00%	$238,740
	$297,000	75%	$55,688	92.00%	$51,233

Total					$289,973

Donald W. Mills, Jr.	$346,000	100%	$259,500	92.00%	$238,740
	$280,008	75%	$52,502	92.00%	$48,301

Total					$287,041

G. Anthony (Tony) Taylor	$362,000	100%	$271,500	92.00%	$249,780
	$264,000	75%	$49,500	92.00%	$45,540

Total					$295,320

(1)	The actual annual cash incentive award earned for fiscal 2013 was pro-rated for the period from January 1, 2013 through March 31, 2013 at the named executive officer’s former base salary and bonus potential percentage and for the period from April 1, 2013 through the end of the 2013 fiscal year, based on the named executive officer’s new base salary and bonus potential percentage.

Discretionary Bonuses. From time to time, we may award discretionary bonuses in addition to any annual bonus payable under our annual bonus plan.

Long-Term Incentive Compensation

Prior to our IPO, our management employees, including our named executive officers, were granted long-term incentive awards that were designed to promote our interests by providing our management employees with the opportunity to participate in our equity, thereby incentivizing them to remain in our service. These long-term incentive awards were granted to our named executive officers in the form of Employee Units in the ten limited partnerships owned by affiliates of Blackstone and other certain co-investors, through SW Delaware L.P. (f/k/a SW Cayman L.P.), SW Delaware A L.P. (f/k/a SW Cayman A L.P.), SW Delaware B L.P. (f/k/a SW Cayman B L.P.), SW Delaware C L.P. (f/k/a SW Cayman C L.P.), SW Delaware D L.P. (f/k/a SW Cayman D L.P.), SW Delaware E L.P. (f/k/a SW Cayman E L.P.), SW Delaware F L.P. (f/k/a SW Cayman F L.P.), SW Delaware Co-Invest L.P. (f/k/a SW Cayman Co-Invest L.P.), SW Delaware (GS) L.P. (f/k/a SW Cayman (GS) L.P.) and SW Delaware (GSO) L.P. (f/k/a SW Cayman (GSO) L.P.) (collectively, the “Partnerships”). In addition, certain members of management, including Messrs. Atchison, Brown, Mills and Taylor, purchased Class D Units of the Partnerships.

The Class D Units had economic characteristics similar to those of shares of common stock in a corporation and the Employee Units were profits interests having economic characteristics similar to stock appreciation rights (i.e., Employee Units only had value to the extent there was appreciation in the value of our business from and after the applicable date of grant).

The Employee Units were divided into a time-vesting portion which generally vested on the first five anniversaries of the grant date, which we refer to as the “vesting reference date” (one-third of the Employee Units granted), a 2.25x exit-vesting portion (one-third of the Employee Units granted), and a 2.75x exit-vesting portion (one-third of the Employee Units granted). Unvested Employee Units were not entitled to distributions from the Partnerships. For additional information regarding our Employee Units, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Terms of Equity Award and Grants—Employee Units.”

The Employee Units granted to our named executive officers were designed to motivate them to focus on efforts that would increase the value of our equity while enhancing their retention. The specific sizes of the equity grants made to our named executive officers were determined in light of Blackstone’s practices with respect to management equity programs at other private companies in its portfolio and the executive officer’s position and level of responsibilities with us.

In connection with our IPO, our directors, officers and employees surrendered all Class D Units and Employee Units of the Partnerships held by them and received vested shares of our common stock and unvested shares of restricted stock from the Partnerships. Class D Units and vested Employee Units were surrendered for shares of common stock and unvested Employee Units were surrendered for unvested restricted shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested Employee Units immediately prior to such transaction. The number of shares of our common stock and restricted stock delivered to such equity holders of the Partnerships was determined in a manner intended to replicate the same economic benefit provided by the Class D Units and Employee Units based upon the valuation of us derived from the IPO price, and the number of shares had substantially the same value as the Class D Units or Employee Units that were held by the equity holder immediately prior to such transaction.

The following table sets forth the total number of vested shares of our common stock and unvested shares of restricted stock received by our named executive officers upon the surrender of their Class D Units and vested and unvested Employee Units in connection with our IPO.

Name	(a) Common Stock Received for Surrendered Class D Units and Vested Employee Units	(b) Unvested Restricted Stock Received for Surrender of Unvested Time- Vesting Employee Units	(c) Unvested Restricted Stock Received for Surrender of 2.25x Exit-Vesting Employee Units	(d) Unvested Restricted Stock Received for Surrender of 2.75x Exit-Vesting Employee Units	(a)+(b)+(c)+(d) Total Common Stock and Unvested Restricted Stock Received for Surrender of Class D Units and Employee Units
	(number of shares)
Jim Atchison	157,466	91,103	227,755	227,755	704,079
James M. Heaney	10,183	40,735	50,918	50,918	152,754
Daniel B. Brown	56,372	38,467	75,917	75,917	246,673
Donald W. Mills, Jr.	51,227	30,368	75,918	75,918	233,431
G. Anthony (Tony) Taylor	15,931	18,221	30,367	30,367	94,886

In addition, we also made grants of restricted shares of our common stock to our directors, officers and employees in connection with our IPO. On April 19, 2013, we granted our named executive officers the following number of restricted shares of our common stock: Mr. Atchison, 89,846; Mr. Heaney, 29,948; Mr. Brown, 29,948; Mr. Mills, 29,948; and Mr. Taylor, 11,979. These restricted shares were intended to have vesting terms and conditions substantially similar to the Employee Units that were held by our directors, officers and employees prior to the IPO, and the shares and restricted shares delivered in respect of such Employee Units. In other words, each named executive officer’s additional award will vest as to one third of the award on the first five anniversaries of the vesting reference date with respect to such named executive officer’s original grant of Employee Units, and be eligible to exit-vest as to the remaining two-thirds of the award on the same exit-vesting terms described below, except that any shares that would otherwise have been vested at the time of the IPO or that would become vested within six months following the closing of our IPO instead became vested on the day following the six month anniversary of the grant date. As a result, because the vesting reference dates for Messrs. Atchison and Mills was December 1, 2009; the vesting reference dates for Mr. Brown were December 1, 2009 and January 1, 2012; the vesting reference date for Mr. Heaney was April 1, 2012; and the vesting reference date for Mr. Taylor was May 3, 2010, a portion of their time-vesting restricted stock awards equal to the portion of Employee Units that were vested at the time of the IPO (equal to 60%, 60% and 20%, 20%, and 40%, respectively) became vested on the six-month anniversary of the grant date.

Benefits and Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, all employees with at least three weeks of vacation have the opportunity to participate in our vacation sell benefit program and sell back vacation days to us in order to offset personal health insurance premiums. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance Arrangements

Our Board of Directors believes that a Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits. Under the terms of the Severance Plan, each named executive officer is entitled to severance benefits if his employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. See “—Potential Payments Upon Termination” for descriptions of these arrangements.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Jim Atchison	2013	622,250	57,460	1,094,639	—	755,820	—	22,508	2,552,677
Chief Executive Officer	2012	395,000	—	—	—	389,984	—	17,781	802,765
and President and Director	2011	395,000	—	800,250	—	497,700	—	10,010	1,702,960

James M. Heaney	2013	342,000	21,011	338,699	—	276,379	—	10,059	988,148
Chief Financial Officer	2012	283,077	50,000	234,250	—	203,631	—	8,478	779,436

Daniel B. Brown	2013	333,750	20,487	364,902	—	269,485	—	21,469	1,010,093
Chief Operating Officer—	2012	297,000	—	135,567	—	219,921	—	331,029	983,517
SeaWorld & Discovery Cove	2011	297,000	—	195,617	—	280,655	—	21,129	794,401

Donald W. Mills, Jr.	2013	329,502	20,280	364,902	—	266,761	—	11,912	993,357
Chief Operating Officer—	2012	280,008	—	—	—	207,339	—	18,442	505,789
Busch Gardens	2011	280,008	—	266,750	—	264,608	—	20,420	831,786

G. Anthony (Tony) Taylor	2013	337,500	20,865	145,941	—	274,455	—	16,040	794,801
Chief Legal Officer and General Counsel

(1)	Amounts included in this column reflect the salary earned during fiscal 2013, which includes salary increases made in connection with our IPO. See “Compensation Discussion and Analysis—Compensation Determination Process—Role of the Compensation Consultant.”

(2)	Amounts reported for fiscal 2013 reflect the discretionary portion of our annual cash incentive award under our 2013 Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Bonuses.”
(3)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock granted in 2013 and Employee Units granted in 2012 and 2011 calculated in accordance with FASB ASC Topic 718 (“Topic 718”), utilizing the assumptions discussed in Note 18 to our consolidated financial statements for the years ended December 31, 2013 and 2012, respectively. Achievement of the performance conditions for the 2.25x and 2.75x exit-vesting portions for the restricted stock awards and Employee Units was not deemed probable on the date of grant, and, accordingly, pursuant to the SEC’s disclosure rules, no value is included in this table for those portions of the awards. The fair value at the grant date of the restricted stock granted in 2013 assuming achievement of the performance conditions was as follows: Mr. Atchison $2,697,157; Mr. Heaney $872,836; Mr. Brown $899,039; Mr. Mills $899,039; and Mr. Taylor $359,606. The fair value at grant date of the Employee Units granted in 2012 assuming achievement of the performance conditions was as follows: Mr. Heaney $542,750 and Mr. Brown $240,000. The fair value at grant date of the Employee Units granted in 2011 assuming achievement of the performance conditions was as follows: Mr. Atchison $1,607,625; Mr. Brown $392,975; and Mr. Mills $535,875.

As described in “Compensation Discussion and Analysis—Compensation Elements—Long Term Incentive Compensation,” in connection with our IPO in 2013, the named executive officers surrendered their time-vesting Employee Units in exchange for time-vesting restricted stock. There was incremental fair value calculated in accordance with Topic 718 with respect to the time-vesting awards that were modified in connection with the IPO. Therefore, amounts included in this column also reflect the incremental fair value calculated in accordance with Topic 718 for each of the named executive officers as follows: Mr. Atchison $90,715; Mr. Heaney $4,035; Mr. Brown $30,238; Mr. Mills $30,238; and Mr. Taylor $12,096.

With respect to the 2.25x and the 2.75x exit-vesting portions of the Employee Units that were surrendered in exchange for exit-vesting restricted stock, there was no incremental fair value calculated in accordance with Topic 718 as a result of the modification since achievement of the performance conditions was not deemed probable before or after the modification.

(4)	We have no pension benefits, nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.
(5)	Amounts reported under All Other Compensation for fiscal 2013 include contributions to our 401(k) plan on behalf of our named executive officers as follows: Mr. Atchison $8,925; Mr. Heaney $8,925; Mr. Brown $8,925; Mr. Mills $408; and Mr. Taylor $8,925. Amounts reported also include life and long-term disability insurance premiums paid by us on behalf of our named executive officers as follows: Mr. Atchison $1,430; Mr. Heaney $1,134; Mr. Brown $1,121; Mr. Mills $1,070; and Mr. Taylor $1,023. Amounts reported for Messrs. Atchison, Brown, Mills and Taylor for fiscal 2013 also include the dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program, along with other miscellaneous benefits, are as follows: Mr. Atchison $12,153; Mr. Brown $11,423; Mr. Mills $10,434; and Mr. Taylor $6,092. In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card. Amount reported for Mr. Brown for fiscal 2012 also includes a tax gross-up of $309,725 with respect to the taxable income on his June 7, 2012 Employee Unit grant.

Grants of Plan-Based Awards in 2013

The following table provides supplemental information relating to grants of plan-based awards made to our named executive officers during 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Jim Atchison		291,720	884,000	1,149,200
	4/19/2013					59,896		29,950	1,003,924
James M. Heaney		106,673	323,250	420,225
	4/19/2013					19,964		9,984	334,664
Daniel B. Brown		104,012	315,188	409,744
	4/19/2013					19,964		9,984	334,664
Donald W. Mills, Jr.		102,961	312,002	405,602
	4/19/2013					19,964		9,984	334,664
G. Anthony (Tony Taylor		105,930	321,000	417,300
	4/19/2013					7,986		3,993	133,845

(1)	Reflects possible payouts under our 2013 Bonus Plan. See “—Compensation Discussion and Analysis—Compensation Elements—Bonuses—Annual Cash Incentive Compensation” for a discussion of threshold, target and maximum cash incentive compensation payouts. The actual amounts paid to our named executive officers under our 2013 Bonus Plan are disclosed in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. The annual cash incentive awards earned for fiscal 2013 are pro-rated for the period from January 1, 2013 through March 31, 2013 at the named executive officer’s former base salary and bonus potential percentage and for the period from April 1, 2013 through the end of the 2013 fiscal year, based on the named executive officer’s new base salary and bonus potential percentage.
(2)	As described in more detail in the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Terms of Restricted Stock Awards” section that follows, amounts reported reflect grants of restricted stock that are divided into three tranches for vesting purposes; one third are time-vesting and two-thirds are exit-vesting (of which one-third are 2.25x exit-vesting and one-third are 2.75x exit-vesting). The exit vesting shares are reported as an equity incentive plan award in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, while the time-vesting tranche of the awards are reported as an all other stock award in the “All Other Stock Awards: Number of Shares of Stock or Units” column.
(3)	Represents the grant date fair value of the restricted stock, calculated in accordance with Topic 718 and utilizing the assumptions discussed in Note 18 to our consolidated financial statements for the year ended December 31, 2013. The value at the grant date for the 2.25x and 2.75x exit-vesting portions of the restricted stock awards is based upon the probable outcome of the performance conditions. See footnote (3) to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Terms of Restricted Stock Awards

Employee Units Surrendered for Restricted Stock

In connection with our IPO, our directors, officers and employees surrendered all Class D Units and Employee Units of the Partnerships held by them and received vested shares of our common stock and unvested shares of restricted stock from the Partnerships. Class D Units and vested Employee Units were surrendered for vested shares of common stock and unvested Employee Units were surrendered for unvested restricted shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested Employee Units immediately prior to such transaction, as described below under “—Vesting Terms.” The number of shares of our vested common stock and unvested shares of restricted stock delivered to such equity holders of the Partnerships was determined in a manner intended to replicate the economic benefit provided by the Class D Units and Employee Units based upon the valuation of us derived from the IPO price, and the number of shares had substantially the same value as the Class D Units or Employee Units that were held by the equity holder immediately prior to such transaction.

Vesting Terms

The shares of restricted stock are divided into a time-vesting portion (1/3 of the restricted shares granted), a 2.25x exit-vesting portion (1/3 of the restricted shares granted), and a 2.75x exit-vesting portion (1/3 of the restricted shares granted).

•	Time-Vesting Restricted Shares: Prior to the IPO, 12 months after the initial vesting reference date, 20% of the named executive officer’s time-vesting Employee Units became vested. Thereafter, an additional 20% of each named executive officer’s time-vesting Employee Units vested or would have vested every year until all such Employee Units were fully vested, subject to the named executive officer’s continued employment through each vesting date. At the time of the IPO, a portion of the time-vesting Employee Units (equal to 60% for Messrs. Atchison and Mills; 60% and 20% for Mr. Brown’s two grants, respectively; 20% for Mr. Heaney; and 40% for Mr. Taylor) was vested, and each executive received vested shares of common stock in respect of such vested Employee Units. The restricted stock granted in respect of the unvested time-vesting Employee Units vest on the date such unvested time-vesting Employee Units would have otherwise become vested. Notwithstanding the foregoing, the time-vesting shares of restricted stock will become fully vested on an accelerated basis upon a change of control (as defined in the 2013 Omnibus Incentive Plan) that occurs while the named executive officer is still employed by us.

•	2.25x Exit-Vesting Restricted Shares: The 2.25x exit-vesting shares of restricted stock vest if the named executive officer is employed by us when and if Blackstone receives cash proceeds in respect of its interests in the Partnerships equal to (x) a 20% annualized effective compounded return rate on its investment and (y) a 2.25x multiple on its investment.

•	2.75x Exit-Vesting Restricted Shares: The 2.75x exit-vesting shares of restricted stock vest if the named executive officer is employed by us when and if Blackstone receives cash proceeds in respect of its interests in the Partnerships equal to (x) a 15% annualized effective compounded return rate on its investment and (y) a 2.75x multiple on its investment.

Each of the award agreements also contains restrictive covenants, including an indefinite covenant on confidentiality of information and covenants related to non-competition and non-solicitation of employees and customers of the Company and its affiliates at all times during the executive’s employment, and for one year after any termination of employment.

If a named executive officer’s employment is terminated for any reason or the named executive officer violates any of the restrictive covenants, then any restricted shares that are not already vested will be immediately forfeited.

Additional Restricted Stock Awards

In connection with the IPO, we granted each of our named executive officers additional shares of restricted stock. These restricted shares were intended to have vesting terms and conditions substantially similar to the Employee Units that were held by these officers prior to the IPO. In other words, each named executive officer’s additional award will vest as to one third of the award on the first five anniversaries of the vesting reference date for such named executive officer’s original grant of Employee Units, and be eligible to exit-vest as to the remaining two-thirds of the award on the same exit-vesting terms described above, except that any shares that would otherwise have been vested at the time of the IPO or that would become vested within six months following the closing of our IPO instead became vested on the day following the six month anniversary of the grant date. As a result, because the vesting reference dates for Messrs. Atchison and Mills are December 1, 2009; for Mr. Brown are December 1, 2009 and January 1, 2012; for Mr. Heaney is April 1, 2012; and for Mr. Taylor is May 3, 2010, a portion of their time-vesting restricted stock awards equal to the portion of Employee Units that were vested at the time of the IPO (equal to 60%, 60% and 20%, 20%, and 40%, respectively) became vested on the six-month anniversary of the grant date.

Outstanding Equity Awards at 2013 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2013. All information presented below reflects the surrender of the Employee Units for shares of restricted stock in connection with the IPO. For more information see “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jim Atchison	51,542	1,482,863	515,406	14,828,231
James M. Heaney	48,723	1,401,761	121,800	3,504,186
Daniel B. Brown	30,927	889,770	171,798	4,942,628
Donald W. Mills, Jr.	17,181	494,297	171,800	4,942,686
G. Anthony (Tony) Taylor	13,746	395,472	68,720	1,977,074

(1)	Reflects time-vesting shares of restricted stock that had not vested as of December 31, 2013. The following provides information with respect to the remaining vesting schedule of the time-vesting shares of restricted stock that had not vested as of December 31, 2013:

Mr. Atchison—these outstanding restricted shares will vest on December 1, 2014.

Mr. Heaney—these outstanding restricted shares vest in substantially equal installments on April 1, 2014, 2015, 2016 and 2017.

Mr. Brown—of these outstanding restricted shares, 4,581 vested on January 1, 2014, 12,600 will vest on December 1, 2014 and the remainder will vest in substantially equal installments on January 1, 2015, 2016 and 2017.

Mr. Mills—these outstanding restricted shares will vest on December 1, 2014.

Mr. Taylor—these outstanding shares will vest in equal installments on May 3, 2014 and 2015.

Vesting of the time-vesting restricted shares would have been accelerated if a change of control occurred while the named executive officer was still employed by us, as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Terms of Restricted Stock Awards.”

(2)	Reflects exit-vesting shares of restricted stock. One-half of the outstanding exit-vesting restricted shares are 2.25x exit-vesting and one-half are 2.75x exit-vesting. Unvested exit-vesting restricted shares vest as described under the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards- Terms of Restricted Stock Awards” section above.
(3)	Market value is based upon the closing market price of our common stock on December 31, 2013.

Option Exercises and Stock Vested in 2013

The following table provides information regarding the number of shares of restricted stock held by our named executive officers that vested during 2013. In addition, with respect to Messrs. Heaney and Brown, amounts reported reflect the value realized on vesting with respect to Employee Units that vested prior to the IPO. For more information see “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

	Equity Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jim Atchison	69,511		2,075,693
James M. Heaney	—	(2)	—	(2)
Daniel B. Brown	—	(3)	—	(3)
Donald W. Mills, Jr.	23,171		691,918
G. Anthony (Tony) Taylor	8,468		273,001

(1)	Unless otherwise indicated, the value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).
(2)	Prior to the IPO, Mr. Heaney vested in 2,500 Employee Units with a zero value realized on vesting, based on the appreciation in the value of our business from the date of grant through June 2012, the date of the Company’s most recent valuation for the Employee Units. Additionally, Mr. Heaney also vested in 1,996 shares of restricted stock with a value realized on vesting of $59,840.
(3)	Prior to the IPO, Mr. Brown vested in 667 Employee Units with a value realized on vesting of $36,018, based on the appreciation in the value of our business from the date of grant through June 2012, the date of the Company’s most recent valuation for the Employee Units. Additionally, Mr. Brown also vested in 17,524 shares of common stock with a value realized on vesting of $523,354.

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2013

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct or a voluntary resignation on December 31, 2013.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Accrued but Unused Vacation ($)(3)	Executive Outplacement Services ($)(4)	Value of Restricted Stock Acceleration ($)(5)	Total ($)
Jim Atchison
Termination under the Severance Plan	2,443,000	40,268	72,485	10,000	—	2,565,753
Change of Control	—	—	—	—	1,482,863	1,482,863

James M. Heaney
Termination under the Severance Plan	890,000	29,400	13,692	10,000	—	943,092
Change of Control	—	—	—	—	1,401,761	1,401,761

Daniel B. Brown
Termination under the Severance Plan	692,000	20,134	26,615	10,000	—	748,749
Change of Control	—	—	—	—	889,770	889,770

Donald W. Mills, Jr.
Termination under the Severance Plan	692,000	14,115	31,938	10,000	—	748,053
Change of Control	—	—	—	—	494,297	494,297

G. Anthony (Tony) Taylor
Termination under the Severance Plan	724,000	20,134	16,708	10,000	—	770,842
Change of Control	—	—	—	—	395,472	395,472

(1)	Cash severance payment includes the following:

•	Mr. Atchison—two times the sum of his annual base salary ($698,000) plus his targeted bonus under the 2013 Bonus Plan ($1,047,000);

•	Mr. Heaney—eighteen months base salary ($534,000) plus his targeted bonus under the 2013 Bonus Plan ($356,000);

•	Mr. Brown—twelve months base salary ($346,000) plus his targeted bonus under the 2013 Bonus Plan ($346,000);

•	Mr. Mills—twelve months base salary ($346,000) plus his targeted bonus under the 2013 Bonus Plan ($346,000); and

•	Mr. Taylor—twelve months base salary ($362,000) plus his targeted bonus under the 2013 Bonus Plan ($362,000).
(2)	Reflects the cost of providing the executive officer with continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twenty-four months for Mr. Atchison, for a period of eighteen months for Mr. Heaney and for a period of twelve months for Messrs. Brown, Mills and Taylor, in each case, assuming 2014 rates.
(3)	Amounts shown represent the following number of accrued but unused vacation days: Mr. Atchison, 27 days; Mr. Heaney, 10 days; Mr. Brown, 20 days; Mr. Mills, 24 days; and Mr. Taylor, 12 days.
(4)	Amounts shown assume that executive outplacement services are provided to each of the named executive officers for a period of nine months.

(5)	Upon a change of control, our named executive officers’ unvested time-vesting shares of restricted stock would become immediately vested. The amounts reported are based on the closing market price of our stock on December 31, 2013. Amounts reported also assume that the exit-vesting shares of restricted stock would not have vested upon a change of control. If the exit-vesting restricted shares would have vested upon a change of control, the amounts reported would have reflected the following additional amounts: Mr. Atchison, $14,828,231; Mr. Heaney, $3,504,186; Mr. Brown, $4,942,628; Mr. Mills, $4,942,686; and Mr. Taylor, $1,977,074.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the named executive officers is a member of our Strategy Committee and is eligible for severance pay and benefits under the Severance Plan. All severance pay and benefits must be approved by the Chief Human Resources Officer and our Chairman of the Board of Directors.

Mr. Atchison

If Mr. Atchison’s employment terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) unsatisfactory job performance, Mr. Atchison will be entitled to receive:

•	a lump sum payment equal to two times his annual base pay at the time of termination;

•	any remaining accrued but unused vacation;

•	the targeted bonus for the plan year in which he is terminated;

•	continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twenty four months; and

•	executive outplacement services (as determined by us), which services must be engaged within thirty days of the termination of employment.

Mr. Heaney

If Mr. Heaney’s employment terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) unsatisfactory job performance, Mr. Heaney will be entitled to receive:

•	a lump sum payment equal to eighteen months of his annual base pay at the time of termination;

•	any remaining accrued but unused vacation;

•	the targeted bonus for the plan year in which he is terminated;

•	continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of eighteen months; and

•	executive outplacement services (as determined by us), which services must be engaged within thirty days of the termination of employment.

Messrs. Brown, Mills and Taylor

If either Messrs. Brown, Mills or Taylor employment terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) unsatisfactory job performance, Messrs. Brown, Mills or Taylor will be entitled to receive:

•	a lump sum payment equal to twelve months of his annual base pay at the time of termination;

•	any remaining accrued but unused vacation;

•	the targeted bonus for the plan year in which he is terminated;

•	continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twelve months; and

•	executive outplacement services (as determined by us), which services must be engaged within thirty days of the termination of employment.

In order to be eligible for the Severance Plan benefits, the key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such key employee’s term of employment; and (5) the release of any and all claims that such key employee may have in connection with their employment with us or with the termination of employment.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the release and waiver of claims; (2) the eligible key employee voluntarily terminates their employment for “any” reason; or (3) the eligible key employee engages in willful misconduct as determined at the discretion of the Chief Human Resources Officer and our Chairman of the Board of Directors.

Director Compensation for Fiscal 2013

The following table summarizes all compensation for our non-employee directors for fiscal year 2013. The employee directors and Blackstone-affiliated directors did not receive additional compensation for serving on the Board of Directors or the committees of the Board of Directors and, as a result, are not listed in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David F. D’Alessandro(2)	210,000	42,334	252,334
Joseph P. Baratta	—	—	—
Bruce McEvoy	—	—	—
Judith A. McHale(3)	73,011	120,000	193,011
Peter F. Wallace	—	—	—
Deborah M. Thomas(4)	8,315	120,000	128,315

(1)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2013, calculated in accordance with Topic 718, utilizing the assumptions discussed in Note 18 to our consolidated financial statements for the year ended December 31, 2013. The aggregate number of unvested restricted stock owned by our non-employee directors at December 31, 2013 was as follows: Mr. D’Alessandro, 232,499 shares of unvested restricted stock; Ms. McHale, 4,444 shares of unvested restricted stock; and Ms. Thomas, 3,846 shares of unvested restricted stock. For Mr. D’Alessandro, there was $42,334 incremental fair value calculated in accordance with Topic 718 with respect to his time-vesting awards that were modified in connection with the IPO. With respect to the 2.25x and the 2.75x exit-vesting portions of his Employee Units that were surrendered in exchange for exit-vesting restricted stock, there was no incremental fair value calculated in accordance with Topic 718 as a result of the modification since achievement of the performance conditions was not deemed probable before or after the modification.
(2)

In addition to an annual retainer of $200,000, Mr. D’Alessandro received a fee $10,000 for his service on a special committee of the Board of Directors that was formed to negotiate the repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on December 17, 2013.
(3)	Ms. McHale was appointed to the Board of Directors on March 8, 2013 and the amount reported under the “Fees Earned or Paid in Cash” column reflects (a) the portion of her annual retainer for service on the Board of Directors and as Chairperson of the Audit Committee of the Board of Directors earned in fiscal year 2013 from such date, plus (b) a fee $10,000 for her service on a special committee of the Board of Directors that was formed to negotiate the repurchase of shares of our common stock from Blackstone that was completed concurrently with a secondary offering of our common stock by Blackstone on December 17, 2013.
(4)	Ms. Thomas was appointed to the Board of Directors on November 11, 2013 and the amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of her annual retainer for service on the Board of Directors earned in fiscal year 2013 from such date.

Description of Director Compensation

This section contains a description of the material terms of our compensation arrangements for Mr. D’Alessandro, Ms. McHale and Ms. Thomas. As noted above, Messrs. Baratta, McEvoy and Wallace are employees of Blackstone and do not receive any compensation from us for their services on our Board of Directors. All of our directors, including Messrs. Baratta, McEvoy and Wallace, are reimbursed for the out-of-pocket expenses they incur in connection with their service as directors. We pay a cash retainer to our independent directors for serving as directors and an additional cash payment for serving as a committee chair, and we grant equity-based awards to our independent directors under the 2013 Omnibus Incentive Plan.

Mr. D’Alessandro

Mr. D’Alessandro, who serves as Chairman of the Board of Directors, receives an annual cash retainer of $200,000. In addition, Mr. D’Alessandro was provided the opportunity to invest in Class D Units of the Partnerships and, in fiscal 2010, he was granted 52,500 Employee Units as part of his compensation. Similar to the Employee Units granted to our named executive officers, Mr. D’Alessandro’s Employee Units were divided into a time-vesting portion (one-third of the Employee Units granted), a 2.25x exit- vesting portion (one-third of the Employee Units granted), and a 2.75x exit-vesting portion (one-third of the Employee Units granted).

In connection with our IPO, Mr. D’Alessandro surrendered his Class D Units and Employee Units of the Partnerships and received vested shares of our common stock and unvested shares of restricted stock from the Partnerships. The number of shares of our vested common stock and unvested shares of restricted stock delivered to Mr. D’Alessandro was determined in a manner intended to replicate the economic benefit provided by the Class D Units and Employee Units based upon the valuation of us derived from the IPO price, and the number of shares had the same value as the Class D Units or Employee Units that were held by Mr. D’Alessandro immediately prior to such transaction. Class D Units and vested Employee Units were converted into vested shares of common stock and unvested Employee Units were converted into unvested shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested Employee Units immediately prior to such transaction, as described below under “—Vesting Terms.” The vesting terms of Mr. D’Alessandro’s Employee Units and restricted shares are set forth below.

Vesting Terms

•

Time-Vesting Restricted Shares: Prior to the IPO 25% of Mr. D’Alessandro’s time-vesting Employee Units vested on the date Mr. D’Alessandro joined our board of directors, which was September 7, 2010, and the remaining 75% vested or would have vested in equal annual installments on each of the first four anniversaries of that date. At the time of the IPO, 62.5% of his time-vesting Employee Units were vested, so Mr. D’Alessandro received vested common stock in respect of such Employee Units. Of the restricted shares Mr. D’Alessandro received in respect of the remaining time-vesting Employee Units 18.75% vested on September 10, 2013 and the remaining 18.75% will be vested on September 10, 2014.

Notwithstanding the foregoing, the time-vesting shares of restricted stock will become fully vested on an accelerated basis if a change of control (as defined in the 2013 Omnibus Incentive Plan) occurs while Mr. D’Alessandro is still serving as our Chairman of the Board of Directors.

•	2.25x Exit-Vesting Restricted Shares: The 2.25x exit-vesting restricted shares vest based on a double trigger that includes both time-vesting and exit-vesting criteria. The time-vesting criteria are the same as the portion of his award that was solely time-vesting described above. The 2.25x exit-vesting shares of restricted stock vest if Blackstone receives cash proceeds in respect of its interests in the Partnerships equal to (x) a 20% annualized effective compounded return rate on its investment and (y) a 2.25x multiple on its investment. Upon Mr. D’Alessandro’s departure as Chairman of the Board of Directors, all 2.25x exit-vesting restricted shares which satisfied the time-vesting criteria, would remain outstanding subject to achievement of the exit-vesting criteria.

•	2.75x Exit-Vesting Restricted Shares: The 2.75x exit-vesting restricted shares vest based on a double trigger that includes both time-vesting and exit-vesting criteria. The time-vesting criteria are the same as the time-vesting criteria applicable to the 2.25x exit-vesting restricted shares described above. The 2.75x exit-vesting shares of restricted stock vest if Blackstone receives cash proceeds in respect of its interests in the Partnerships equal to (x) a 15% annualized effective compounded return rate on its investment and (y) a 2.75x multiple on its investment. Upon Mr. D’Alessandro’s departure as Chairman of the Board of Directors, all 2.75x exit-vesting restricted shares which satisfied the time-vesting criteria, would remain outstanding subject to achievement of the exit-vesting criteria.

Mses. McHale and Thomas

On March 8, 2013, Ms. McHale was appointed to the Board of Directors. We entered into a letter agreement with Ms. McHale pursuant to which she receives an annual retainer of $80,000 (representing $60,000 for her service as a non-employee director and $20,000 for her service as the Chair of the Audit Committee) payable in cash in four installments on the date of each quarterly scheduled Board meeting; provided, however, her retainer installment payable in respect of her first quarter of service was pro-rated to reflect the partial service during such quarter. In addition, she receives an annual equity award comprised of shares of our restricted common stock valued at $120,000, based on the closing price of shares of our common stock on the applicable date of grant; provided, however, with respect to the initial award, the value was based upon the price of shares of our common stock offered to the public in connection with our IPO.

On November 11, 2013, Ms. Thomas was appointed to the Board of Directors. We entered into a letter agreement with Ms. Thomas pursuant to which she receives an annual retainer of $60,000 for her service as a non-employee director payable in cash in four installments on the date of each quarterly scheduled Board meeting; provided, however, her retainer installment payable in respect of her first quarter of service was pro-rated to reflect the partial service during such quarter. In addition, she receives an annual equity award comprised of shares of our restricted common stock valued at $120,000, based on the closing price of shares of our common stock on the applicable date of grant.

Vesting Terms and Forfeiture

Ms. McHale’s annual equity award is subject to vesting in three annual installments on each anniversary of the applicable date of grant (or with respect to the initial award, March 8, 2013), subject to her continued service on the Board of Directors; provided, that if the stockholders fail to re-elect her to the Board of Directors, or she is otherwise removed from the Board of Directors without cause, any unvested portion of an annual equity award will vest in full. Upon any other termination of her service prior to the completion of the applicable vesting period, she will forfeit the unvested portion of any annual equity award.

Ms. Thomas’ annual equity award is subject to vesting in three annual installments on each anniversary of the applicable date of grant (or with respect to the initial award, November 11, 2013), subject to her continued

service on the Board of Directors; provided, that if the stockholders fail to re-elect her to the Board of Directors, or she is otherwise removed from the Board of Directors without cause, any unvested portion of an annual equity award will vest in full. Upon any other termination of her service prior to the compensation of the applicable vesting period, she will forfeit the unvested portion of any annual equity award.

Outside Director Compensation Policy

On March 4, 2014, our Board of Directors adopted the Outside Director Compensation Policy to formalize our practices regarding cash and equity compensation to non-employee directors (excluding any Blackstone-affiliated directors) and to supersede and replace the existing letter agreements with our non-employee directors.

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director will receive annual cash retainers for service in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$200,000
Member of the Board of Directors other than Chairperson of the Board of Directors	$60,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$10,000

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2013 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provides that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director will be granted an initial award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. The Outside Director Compensation Policy also provides that on the date of each annual meeting of stockholders following our IPO, each non-employee director, will be granted an annual award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. Each initial award and annual award will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board through each such vesting date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director will vest in full upon a “change in control” (as defined in the 2013 Omnibus Incentive Plan).

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 31, 2014 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 31, 2014, there were 91,764,580 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
The Partnerships affiliated with The Blackstone Group L.P.(1)(2)	39,245,708	42.8%
Directors and Named Executive Officers:
Jim Atchison	632,852	*
David F. D’Alessandro	251,420	*
Joseph P. Baratta(3)	—	—
Bruce McEvoy(3)	—	—
Judith A. McHale	4,444	*
Deborah M. Thomas	3,846	*
Peter F. Wallace(3)	—	—
James M. Heaney	180,706	*
Daniel B. Brown	264,621	*
Donald W. Mills, Jr.	261,193	*
G. Anthony (Tony) Taylor	90,428	*
All directors and executive officers as a group (15 persons)	2,215,207	2.4%

*	Less than 1%.
(1)	Based on a Schedule 13G filed with the SEC on February 14, 2014, shares of our common stock held by the Partnerships as follows: 30,668,178 shares of our common stock held by SW Delaware L.P. (“SWD”), 957,268 shares of our common stock held by SW Delaware A L.P. (“SWDA”), 1,076,614 shares of our common stock held by SW Delaware B L.P. (“SWDB”), 982,244 shares of our common stock held by SW Delaware C L.P. (“SWDC”), 352,879 shares of our common stock held by SW Delaware D L.P. (“SWDD”), 1,105,873 shares of our common stock held by SW Delaware E L.P. (“SWDE”), 864,274 shares of our common stock held by SW Delaware F L.P. (“SWDF”), 1,316,333 shares of our common stock held by SW Delaware Co-Invest L.P. (“SWDCI”), 1,441,534 shares of our common stock held by SW Delaware (GS) L.P. (“SWDGS”) and 480,511 shares of our common stock held by SW Delaware (GSO) L.P. Blackstone and other members of the Investor Group own various classes of interests in the Partnerships as described under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements.” Investors in SWDGS include certain affiliates of Goldman, Sachs & Co.

Under the terms of the partnership agreements of the Partnerships, the general partner determines any voting and dispositions decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares of our common stock held by the Partnerships. The general partner of each of the Partnerships is SW Cayman Limited. SW Cayman Limited is wholly owned by Blackstone Capital Partners (Cayman III) V L.P. The general partner of Blackstone Capital Partners (Cayman III) V L.P. is Blackstone Management Associates (Cayman) V L.P. The general partner of Blackstone Management Associates (Cayman) V L.P. is BCP V GP L.L.C. The sole member of BCP V GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. As a result of his control of Blackstone Group Management L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Partnerships. Each of such Blackstone entities (other than the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	On April 9, 2014, the Partnerships affiliated with Blackstone completed a registered underwritten secondary offering of 17,250,000 shares of our common stock, including 2,250,000 shares that were offered and sold by the Partnerships pursuant to the full exercise of the underwriters’ option to purchase additional shares, at a price of $30.00 per share. Concurrently with the secondary offering, we repurchased 1,750,000 shares of our common stock directly from the Partnerships in a private, non-underwritten transaction at a price per share equal to the price per share paid to the Partnerships by the underwriters in the secondary offering. As a result of the secondary offering and the share repurchase, the Partnerships affiliated with Blackstone beneficially own 20,245,708 shares of our common stock which represents approximately 22.5% of our common stock as of April 9, 2014.
(3)	Messrs. Baratta, McEvoy and Wallace are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by the Partnerships. The address for Messrs. Baratta, McEvoy and Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section  16(a) filing requirements during 2013.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Stockholders’ Agreement

In connection with our initial public offering, we entered into a stockholders agreement with the Partnerships, which are affiliates of Blackstone. This agreement granted the Partnerships the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors as long as the Partnerships and their affiliates beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that the Partnerships are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In addition, in the event a vacancy on the Board of Directors is caused by the death, retirement or resignation of a Partnership’s director-designee, the Partnerships shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Partnership’s director-designee.

Limited Partnership Agreements and Equityholders Agreement

On December 1, 2009, investment funds affiliated with Blackstone and certain co-investors, through the Company and its wholly-owned subsidiary, SeaWorld Parks & Entertainment, Inc. (“SWPEI”), acquired 100% of the equity interests of Sea World LLC (f/k/a SeaWorld, Inc.) and SeaWorld Parks & Entertainment LLC (f/k/a Busch Entertainment Corporation) from certain subsidiaries of Anheuser-Busch Companies, Inc. We refer to this acquisition and related financing transactions as the “2009 Transactions.” As a result of the 2009 Transactions, Blackstone and the other co-investors own, through the Partnerships, common stock of the Company.

Investment funds affiliated with Blackstone and other co-investors hold Class A Units and Class B Units of the Partnerships. In addition, Anheuser-Busch, Incorporated (“ABI”) holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships.

As of March 17, 2014, Blackstone beneficially owned 8,600,000 Class A Units in the Partnerships consisting of 6,870,315.17 Class A Units in SWD, 248,783.61 Class A Units in SWDA, 279,799.84 Class A Units in SWDB, 255,273.63 Class A Units in SWDC, 91,709.15 Class A Units in SWDD, 287,403.79 Class A Units in SWDE, 224,615.11 Class A Units in SWDF and 342,099.70 Class A Units in SWDCI. Other members of the investor group, including certain of our directors and officers, affiliates of Goldman, Sachs & Co. and other investors, own the remaining limited partnership units in the Partnerships, consisting of 101,000 Class B Units and ten Class C Units. In connection with our initial public offering, our directors, officers and employees surrendered all Class D Units and Employee Units to the Partnerships held by them and received shares of our common stock with substantially equivalent value to such Class D Units and the Employee Units. Shares of our common stock issued in respect of the unvested Employee Units are subject to vesting terms substantially similar to those described above under “Management—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Terms of Equity Award Grants—Employee Units—Vesting Terms.”

Pursuant to the limited partnership agreements of each of the Partnerships (referred to herein as the “Partnership Agreements”), Blackstone, through its affiliate SW Cayman Limited, the general partner of the Partnerships, has the right to determine when dispositions of shares of our common stock held by the Partnerships will be made and, subject to certain exceptions, when distributions will be made to the limited partners of the Partnerships and the amount of any such distributions. If SW Cayman Limited authorizes a distribution, such distribution will be made to the partners of the Partnerships (1) in the case of a tax distribution (as described below), to the holders of limited partnerships units in proportion to the amount of taxable income of the Partnerships allocated to such holders and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests, subject to vesting requirements of certain Employee Units held by members of our management. ABI holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships. ABI has consent rights with respect to certain amendments to the Partnership Agreements.

The Partnership Agreements provide that SW Cayman Limited, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to the Partnerships and shall have the sole power to bind the Partnerships. The limited partners may not participate in the management or control of the Partnerships.

The Partnership Agreements provide that, subject to certain exceptions, the general partner will not withdraw from the Partnerships or resign as a general partner. The general partner is not permitted to transfer its general partnership interests except to an affiliate of the general partner. The Partnership Agreements also provide that, subject to certain exceptions, the limited partners will not transfer their limited partnership interests. Under the terms of the Partnership Agreements, an affiliate of Blackstone determines any voting and disposition decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares our common stock held by the Partnerships.

The Partnership Agreements contain a covenant limiting the Partnerships’ ability to enter into transactions with their affiliates, which is similar to the affiliate transactions covenant contained in the indenture governing the Senior Notes.

The Partnership Agreements provide that each of the Partnerships will be dissolved upon the earliest of (i) the determination of the general partner to dissolve the Partnerships, (ii) such date when there are no limited partners, (iii) at such times as all of the assets of the Partnership have been converted into cash and cash equivalents, (iv) the entry of a decree of judicial dissolution of the Partnership or (v) the dissolution, resignation, expulsion or bankruptcy of the general partner.

In connection with the 2009 Transactions, we entered into an equityholders agreement with the Partnerships and certain equity holders of the Partnerships. Pursuant to the agreement, in the event that we propose to redeem or repurchase any of our equity interests held by the Partnerships, we are required to offer each Partnership the right to participate in such redemption or repurchase on a pro rata basis.

Registration Rights Agreement

In connection with the 2009 Transactions, we entered into a registration rights agreement with the Partnerships and certain equity holders of the Partnerships. Subject to certain conditions, this agreement provides to the Partnerships an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses of the Partnerships and certain of its equity holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

2009 Advisory Agreement

In connection with the 2009 Transactions, SWPEI, SeaWorld Parks & Entertainment LLC and Sea World LLC entered into an advisory agreement (“2009 Advisory Agreement”) with Blackstone Management Partners L.L.C. (“BMP”) pursuant to which BMP provided certain strategic and structuring advice and assistance to us. This agreement was amended and restated in March 2013 and terminated in connection with our initial public offering, provided that provisions relating to indemnification and certain other provisions survive termination. In the year ended December 31, 2013, we paid approximately $6.6 million (excluding expense reimbursement), to Blackstone pursuant to the 2009 Advisory Agreement and in connection with the termination of the 2009 Advisory Agreement, we paid BMP total fees of $46.3 million. The termination fee was calculated by determining the present value (using a discount rate equal to the yield to maturity on the business day immediately preceding the date on which such termination fee is payable of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of the date of the 2009 Advisory Agreement) of all then-current and future monitoring fees payable under the agreement (assuming that the agreement terminated on its tenth anniversary).

Debt and Interest Payments

As of December 31, 2013, approximately $65 million aggregate principal amount of the Senior Notes and approximately $90 million of aggregate principal amount of Term B-2 Loan under our Senior Secured Credit Facilities were owned by affiliates of Blackstone. We make periodic interest payments on such debt in accordance with its terms.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Blackstone and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

2013 Share Repurchase

Concurrently with the secondary offering by selling stockholders affiliated with Blackstone on December 17, 2013, the Company repurchased 1,500,000 shares of our common stock directly from such selling stockholders in a private, non-underwritten transaction at a price per share equal to the price per share paid to the selling stockholders by the underwriters in the secondary offering. This repurchase was approved by a special committee comprised of two of our independent, disinterested directors as being in the best interests of the Company and our stockholders other than the selling stockholders. All repurchased shares were recorded as treasury stock at a cost of $44.2 million.

Equity Investment by Directors and Executive Officers

Our management employees, including our named executive officers, received long-term incentive awards that are designed to promote our interests by providing our management employees with the opportunity to acquire an equity interest in the Partnerships as an incentive for the person to remain in our service. Our named executive officers received grants of such awards in the form of Employee Units in the Partnerships in fiscal 2011 and fiscal 2012 and in the form of restricted stock awards in fiscal 2013. In addition, certain directors and members of management, including Messrs. Atchison, Brown, Mills and Taylor, purchased Class D Units of the Partnerships. The Employee Units and Class D Units were subsequently surrendered for shares of common stock in our company from the Partnerships in connection with our initial public offering.

Equity Healthcare Program Agreement

Effective as of January 1, 2012, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to us certain negotiating, monitoring and other services in connection with our health benefit plans. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s services, we paid Equity Healthcare a fee of $2.50 per participating employee per month for benefit plans beginning on or after January 1, 2012 and we pay a fee of $2.60 per participating employee per month for plans beginning on or after January 1, 2013 and $2.70 per participating employee per month for plans beginning on or after January 1, 2014. As of December 31, 2013, we had approximately 3,500 employees enrolled in Equity Healthcare health benefit plans.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2010, we entered into a five year participation agreement with Core Trust Purchasing Group (“CPG”), which designates CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract.

We do not pay any fees to participate in this group arrangement, and we can terminate participation in any category of products and services at any time prior to the expiration of the agreement without penalty with a reasonable business justification, including if pricing under the agreement becomes uncompetitive or uneconomical, customer service is not satisfactory or participation negatively impacts our corporate governance or compliance policies.

In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Additionally, Blackstone has entered into a separate agreement with CPG whereby Blackstone receives a portion of the gross fees vendors pay to CPG based on the volume of purchases made by us. CPG is not a Blackstone affiliate and Blackstone is not a party to our participation agreement with CPG. A portion of the fees CPG remits to Blackstone is intended to reimburse Blackstone for a portion of the costs it incurs in connection with facilitating our participation in CPG and monitoring the services CPG provides to us. Our purchases through CPG were approximately $25.0 million and $22.2 million for the fiscal year ended December 31, 2012 and 2011, respectively and approximately $31.0 million for the fiscal year ended December 31, 2013.

Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P. received aggregate compensation of approximately $3.5 million for acting as underwriter or initial purchaser in connection with financing transactions by us during 2013. Blackstone Advisory Partners L.P. has received aggregate compensation of approximately $0.8 million for acting as underwriter in connection with financing transactions by us during 2014.

Other

Mr. Thomas J. Valley, the Director of Domestic Sales of a subsidiary of the Company, is the brother-in-law of our Chief Executive Officer and President. Mr. Valley’s total compensation for fiscal 2013 was $122,878.

From time to time, we do business with a number of other companies affiliated with Blackstone. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2015 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2015 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 18, 2014. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2015, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2015, such a proposal must be received on or after February 11, 2015, but not later than March 13, 2015. In the event that the date of the Annual Meeting of Stockholders to be held in 2015 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2015 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2015 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, (407) 226-5011.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400,

Orlando, Florida 32819

SEAWORLD ENTERTAINMENT, INC. 9205 SOUTH PARK CENTER LOOP SUITE 400 ORLANDO, FL 32819

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SEAS

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73271-P51498	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEAWORLD ENTERTAINMENT, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	To elect the two Class I director nominees.
Nominees:
01) David F. D ‘Alessandro
02) Judith A. McHale
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.						☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain
4.	Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.					☐	☐	☐	☐
Note: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on Wednesday June 11, 2014:

The Proxy Statement and 2013 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2013 are available at www.proxyvote.com.

M73272-P51498

SEAWORLD ENTERTAINMENT, INC.

Annual Meeting of Stockholders

June 11, 2014 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jim Atchison, James M. Heaney and G. Anthony (Tony) Taylor, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 15, 2014 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 11, 2014, at www.virtualshareholdermeeting.com/SEAS, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournment or postponements thereof.

If you just sign and submit your proxy card without voting instructions, these shares will be voted “FOR” each director nominee listed herein, “1 YEAR” with respect to Proposal No. 4 and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side